December 13, 2017
Limelight Networks Issues Guidance for 2018
Limelight Networks, Inc. (Nasdaq:LLNW) (Limelight), a global leader in digital content delivery, today issued the following guidance for full year of 2018.
Based on current conditions, Limelight sees:

•	Revenue between $196 and $200 million

•	GAAP gross margin improvement of more than 100 basis points

•	Non-GAAP earnings per share between $0.11 and $0.15 per share

•	Adjusted EBITDA between $32 and $36 million

•	Capital Expenditures between $22 and 24 million
“Our 2017 financial progress includes revenue growth, margin expansion and accelerating earnings and EBITDA improvement. The results have been at the high end of our expectations at the end of three quarters. Our previously issued fourth quarter guidance is further evidence of strong momentum entering 2018. We need to build on our 2017 achievements, and capture the full potential of Limelight’s capabilities. We believe, this guidance fairly reflects the opportunity for delivering a strong 2018,” said Sajid Malhotra, Limelight’s Chief Financial Officer.
“This guidance implies continuing financial improvements across multiple metrics. We aim to gain share in our core business, increase business efficiency across operations, and invest in our future. In addition to the structural improvements, but not evident in this guidance are the investments we are making to organically build our edge-cloud/edge-compute business. Based on early interest, we are very excited about the opportunity and growth prospects from these new initiatives. While small in 2018, we believe success with these initiatives will add to company growth and profitability in 2019 and beyond. Most notably, with the infrastructure in place, the risk-reward ratio is favorable, and the investments required in 2018 are small and manageable in relation to the opportunity and return potential. We believe our best days are ahead of us as we continue the hard work to capture our fair share of these opportunities, and make a meaningful contribution to the success of our customers,” he added.

Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties. These statements include, among others, statements regarding our strategic focus; our expectations regarding revenues for the full year 2018; gross margin, non-GAAP net income (loss) and capital expenditures for the full year 2018; our future prospects; and our position in our industry. Our expectations and beliefs regarding these matters may not materialize. The potential risks and uncertainties that could cause actual results or outcomes to differ materially from the results or outcomes predicted include, among other things, reduction of demand for our services from new or existing customers, unforeseen changes in our hiring patterns, adverse outcomes in litigation, and experiencing expenses that exceed our expectations. A detailed discussion of these factors and other risks that affect our business is contained in our SEC filings, including our most recent reports on Forms 10-K and 10-Q, particularly under the heading “Risk Factors.” Copies of these filings are available online on our investor relations website at investors.limelightnetworks.com and on the SEC website at www.SEC.gov. All information provided in this release is as of December 13, 2017, and we undertake no duty to update this information in light of new information or future events, unless required by law.

About Limelight
Limelight Networks (NASDAQ: LLNW), a global leader in digital content delivery, empowers customers to better engage online audiences by enabling them to securely manage and globally deliver digital content, on any device. The company’s award winning Limelight Orchestrate™ platform includes an integrated suite of content delivery technology and services that helps organizations secure digital content, deliver exceptional multi-screen experiences, improve brand awareness, drive revenue, and enhance customer relationships — all while reducing costs. For more information, please visit www.limelight.com, read our blog, follow us on Twitter, Facebook and LinkedIn and be sure to visit Limelight Connect.”
Copyright (C) 2017 Limelight Networks, Inc. All rights reserved. All product or service names are the property of their respective owners.
Source: Limelight Networks
Language:
English
Contact:
Limelight Networks, Inc.
Sajid Malhotra, 602-850-5778
ir@llnw.com
Ticker Slug:
Ticker: LLNW
Exchange: NASDAQ